EXHIBIT 5.1

June 12, 2009

Omega Healthcare Investors, Inc.
200 International Circle
Suite 3500
Hunt Valley, MD 21030

        Re: Registration Statement on Form S-3ASR (File No. 333-150183)

Ladies and Gentlemen:

        We have served as counsel to Omega Healthcare Investors, Inc., a Maryland corporation (the “Company”), in connection with the offer and sale of up to $100,000,000 of shares of common stock, $.10 par value per share, of the Company (the “Shares”) pursuant to (1) the Equity Distribution Agreement, dated June 12, 2009 (the “UBS Distribution Agreement”), between UBS Securities LLC, as sales agent and/or principal, and the Company, (2) the Equity Distribution Agreement, dated June 12, 2009 (the “ML Distribution Agreement”), between Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sales agent and/or principal, and the Company and (3) the Equity Distribution Agreement, dated June 12, 2009 (the “Deutsche Distribution Agreement” and, together with the UBS Distribution Agreement and the ML Distribution Agreement, the “Agreements”), between Deutsche Bank Securities Inc., as sales agent and/or principal.  The Shares are being offered pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).  This opinion is being delivered in connection with (A) that certain Registration Statement on Form S-3 (File No. 333-150183), as amended, originally filed with the Securities and Exchange Commission (the “Commission”) on April 10, 2008, which Registration Statement became effective on April 10, 2008 (the “Registration Statement”), and (B) a Prospectus Supplement, dated June 12, 2009 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424 under the Securities Act, which supplements the prospectus contained in the Registration Statement.

        In rendering this opinion, we have examined such corporate records, documents, certificates and instruments as we have deemed necessary for purposes of this opinion. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.  As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

Omega Healthcare Investors, Inc.
June 12, 2009

        Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

1.	The Company is validly existing as a corporation under the laws of the State of Maryland.

2.
The Shares have been duly authorized for issuance and, upon the issuance and delivery of the Shares and the receipt by the Company of all consideration therefor in accordance with the terms of the Agreements, will be validly issued, fully paid and nonassessable.

        This opinion is limited to the Maryland General Corporation Law and the Federal laws of the United States, and we do not express any opinions herein concerning any other law.

        The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions or views to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or hereinafter become effective.

        We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. We do not thereby admit that we are “experts” within the meaning of the Securities Act of 1933 and the rules and regulations thereunder.

                            Very truly yours,

                            /s/ Bryan Cave LLP